                                                                      EXHIBIT 12

                      INSILCO CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (IN THOUSANDS, EXCEPT RATIO DATA)

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
                                                          YEARS ENDED DECEMBER 31,
                                        -------------------------------------------------------------
                                           PREDECESSOR
                                        -----------------
                                                         1993                                             SIX MONTHS ENDED
                                                   ----------------                                           JUNE 30,
                                                     TO      FROM                                       --------------------
                                        12/31/92    3/31      4/1     12/31/94   12/31/95    12/31/96    1996         1997
                                        --------   ------   -------   --------   ---------   --------   ------       -------
Income (loss) from continuing
  operations before income taxes
  and extraordinary item per
  consolidated statements of
  operations....................        $(14,456)  19,725   (46,516)  (34,307)     18,774     51,863    27,049       121,900
Add:
  Portion of rents
    representative of the
    interest factor.............            826       236       723     1,089       1,187      1,364       721           682
  Interest on indebtedness......         26,147     9,234    26,302    28,427      18,557     17,538     8,976         7,410
  Amortization of debt
    expense.....................          5,348       375       603       686         989        848       424           352
                                        --------   ------   -------   -------      ------     ------    ------       -------
    Income (loss) as adjusted...        $17,865    29,570   (18,888)   (4,105)     39,507     71,613    37,170       130,344
                                        ========   ======   =======   =======      ======     ======    ======       =======
Fixed charges:
  Interest on indebtedness......   (1)   26,367     9,312    26,535    28,957      18,955     17,747     9,102         7,412
                                        --------   ------   -------   -------      ------     ------    ------       -------
  Amortization of debt
    expense.....................   (2)    5,348       375       603       686         989        848       424           352
                                        --------   ------   -------   -------      ------     ------    ------       -------
  Capitalized interest..........   (3)       --        30        91        20         173        202        --            62
                                        --------   ------   -------   -------      ------     ------    ------       -------
  Rents.........................          2,478       708     2,168     3,266       3,561      4,092     2,163         2,045
  Portion of rents
    representative of the
    interest factor.............   (4)      826       236       723     1,089       1,187      1,364       721           682
                                        --------   ------   -------   -------      ------     ------    ------       -------
    Fixed charges
      (1)+(2)+(3)+(4)...........        $32,541     9,953    27,952    30,752      21,304     20,161    10,247         8,508
                                        ========   ======   =======   =======      ======     ======    ======       =======
Ratio of earnings to fixed
  charges.......................          0.55x     2.97x   (0.68)x    (0.13)x      1.85x      3.55x     3.63x        15.32x
                                        ========   ======   =======   =======      ======     ======    ======       =======
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